EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto
Executive Vice President &
Chief Financial Officer
(845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY,
REPORTS EARNINGS FOR THE 2006 SECOND QUARTER
AND FOR THE SIX MONTHS ENDED JUNE 30, 2006

Orangeburg, NY, July 26, 2006 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), with consolidated assets of $2.82 billion, announced today that the Company’s net income for the three months ended June 30, 2006 was $7.2 million compared to $8.8 million for the three months ended June 30, 2005, a decrease of $1.6 million, or 18.0 percent. Diluted earnings per common share for the quarter ended June 30, 2006 was $0.32 compared to $0.39 in the prior year period, a decrease of 17.9 percent. The Company’s second quarter 2006 net income resulted in a 13.88 percent return on average common stockholders’ equity and a 1.03 percent return on average total assets, as compared to 18.57 percent and 1.26 percent, respectively, for the prior year period.

For the six months ended June 30, 2006, net income was $15.3 million compared to $16.2 million for the six months ended June 30, 2005, a decrease of $0.9 million, or 5.3 percent. Diluted earnings per common share was $0.67 for the six months ended June 30, 2006 compared to $0.72 in the prior year period, a decrease of 6.9 percent. The Company’s net income for the six months ended June 30, 2006 resulted in a 14.80 percent return on average common stockholders’ equity and a 1.10 percent return on average total assets, as compared to 17.28 percent and 1.17 percent, respectively, for the 2005 period.

The decreases in the 2006 second quarter and six months ended June 30, 2006 net income and diluted earnings per common share compared to the 2005 periods were primarily due to a decrease in net interest income and an increase in the provision for credit losses.

Net interest income decreased 4.4 percent to $22.9 million for the quarter ended June 30, 2006 and 1.4 percent to $46.2 million for the six months ended June 30, 2006 compared to the prior year second quarter and six month periods, respectively. The primary reason for the decrease in net interest income in both 2006 periods was a decrease in the tax equivalent net interest margin to 3.47 percent and 3.53 percent for the three and six months ended June 30, 2006, as compared to 3.68 percent and 3.61 percent for the 2005 periods, respectively. These decreases were partially offset by increases in average interest earning assets of $46.2 million, or 1.7 percent, and $29.4 million, or 1.1 percent, for the June 30, 2006 three and six month periods, respectively, as compared to the prior year periods.

The net interest margin may continue to be negatively affected if the U.S. treasury yield curve maintains a relatively flat position, continues to flatten further, or becomes significantly inverted resulting in short-term interest rates at higher levels than medium- to long-term interest rates.

The provision for credit losses increased to $1.0 million and $1.3 million for the three and six months ended June 30, 2006 compared to $0.1 million and $0.5 million for the 2005 periods, respectively. The increases were primarily due to an increase in a specific reserve required for one relationship related to non-performing real estate construction loans totaling $2.8 million. Non-performing assets at June 30, 2006 were $9.0 million compared to $9.0 million and $5.2 million at December 31, 2005 and June 30, 2005, respectively.

Mr. Hales commented that, “The increase in the specific reserve needed for the 2006 second quarter significantly decreased our net income for the period. Non-performing assets to total assets of 0.32 percent are relatively low when considering our $1.5 billion loan portfolio.” He further stated that, “The first six months of 2006 have been very challenging. The interest rate environment and increased competition for loans and deposits will continue to pressure our net interest margin. However, we will continue to promote and maintain our exceptional products and services and remain prudent in pricing loans and deposits, while evaluating opportunities to deploy our capital position.”

The decrease in net income for the three and six months ended June 30, 2006 was partially offset by a $0.2 million and $0.6 million reductions in non-interest expenses despite recognizing $0.3 million and $0.5 million of stock option expense, respectively. Stock option expense recorded in 2006 was due to the implementation of a new accounting pronouncement, “Accounting for Stock-Based Compensation,” beginning on January 1, 2006.

Non-interest expenses decreased $0.2 million, or 1.5 percent, to $12.8 million and $0.6 million, or 2.2 percent, to $25.8 million for the three and six months ended June 30, 2006, respectively, as compared to the prior year periods. The decrease in non-interest expenses for the three and six months ended June 30, 2006 compared to the 2005 periods was primarily due to decreases in legal expenses for an appeal related to litigation involving a non-performing real estate construction loan, data line costs, and employee incentive compensation and medical benefits.

Mr. Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added, “We continue to effectively control operating expenses even after considering the stock option expense recorded in 2006. Our efficiency ratio of less than 51 percent for both periods in 2006 is evidence of management’s efficient use of the Company’s resources.”

Non-interest income decreased $0.3 million and $0.1 million for the three and six months ended June 30, 2006 compared to the prior 2005 periods, respectively. The decreases were primarily due to lower levels of service charges on deposit accounts and loan prepayment fees, partially offset by higher income on loan commitment fees.

The effective rate for the provision for income taxes for the three and six months ended June 30, 2006 increased to 32.4 percent and 32.5 percent, respectively, compared to 30.8 percent and 31.9 percent for the 2005 periods. The increase in both 2006 periods was due to a decrease in the income tax reserves recorded during the 2005 second quarter as a result of the satisfactory completion of Federal and State tax examinations for prior income tax years.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 29 branches, of which 26 are located in Rockland and Westchester Counties, New York, and one branch each located in Stamford, Connecticut, Manhattan, New York City, and Orange County, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except ratios and share amounts)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
Consolidated summary of	2006	2005	2006	2005
operations data:
Interest income	$85,302	$76,713	$43,446	$39,492
Interest expense	39,075	29,810	20,581	15,577
Net interest income	46,227	46,903	22,865	23,915
Provision for credit losses	1,307	476	998	85
Non-interest income	3,564	3,706	1,607	1,879
Non-interest expenses	25,758	26,332	12,790	12,988
Income before income taxes	22,726	23,801	10,684	12,721
Provision for income taxes	7,386	7,601	3,459	3,912
Net income	$15,340	$16,200	$7,225	$8,809

Consolidated common share data[1]:
Basic earnings per share	$0.71	$0.75	$0.33	$0.41
Diluted earnings per share	$0.67	$0.72	0.32	$0.39
Weighted average shares	21,744,542	21,507,990	21,765,023	21,577,459
Adjusted weighted average shares	22,755,686	22,421,999	22,771,764	22,418,588
Cash dividends per share	$0.28	$0.26	$0.14	$0.13

Selected balance sheet data	June 30,	December 31,	June 30,
at period end:	2006	2005	2005
Securities available for sale,
at estimated fair value	$394,022	$375,990	$440,426
Securities held to maturity	738,713	746,851	744,974
Loans, net of unearned income	1,498,270	1,474,984	1,517,067
Allowance for loan losses	16,260	15,164	15,624
Total assets	2,820,286	2,758,226	2,878,782
Deposits	1,866,739	1,847,202	1,897,517
Borrowings	658,056	622,159	697,813
Subordinated debt issued in connection
with corporation-obligated mandatory
redeemable capital securities of
subsidiary trusts	61,858	61,858	61,858
Stockholders’ equity	208,865	204,153	196,090
Tier 1 capital	$276,916	$266,823	$254,847
Common shares outstanding[1]	21,768,568	21,713,805	21,630,152
Book value per common share[1]	$9.59	$9.40	$9.07

Selected balance sheet financial ratios:
Leverage ratio	9.90%	9.47%	9.14%
Allowance for loan losses to total loans	1.09%	1.03%	1.03%
Non-performing assets to total assets	0.32%	0.33%	0.18%

Selected income statement data for	Six Months Ended		Three Months Ended
the period ended:	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Return on average total assets	1.10%	1.17%	1.03%	1.26%
Return on average common
stockholders’ equity	14.80%	17.28%	13.88%	18.57%
Efficiency ratio	50.44%	50.89%	50.93%	49.23%
Net interest spread - tax equivalent	3.39%	3.49%	3.34%	3.59%
Net interest margin - tax equivalent	3.53%	3.61%	3.47%	3.68%

_____________
1 Share amounts are adjusted for the five percent common stock dividend distributed in September 2005.

U.S.B. HOLDING CO., INC.
AVERAGE BALANCE INFORMATION - UNAUDITED

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(000’s)		(000’s)
ASSETS
Federal funds sold	$26,172	$41,183	$31,333	$23,509
Securities[2]	1,184,775	1,112,764	1,192,625	1,126,489
Loans[3]	1,482,236	1,509,877	1,486,197	1,513,975
Earning assets	2,693,183	2,663,824	2,710,155	2,663,973
Total Assets	$2,794,831	$2,777,318	$2,803,124	$2,792,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Non-interest bearing deposits	$310,310	$334,612	$306,889	$337,076
Interest bearing deposits	1,531,838	1,538,202	1,513,727	1,529,216
Total deposits	1,842,148	1,872,814	1,820,616	1,866,292
Borrowings	669,292	616,624	699,842	632,113
Subordinated debt issued in connection
with corporation-obligated
mandatory redeemable capital
securities of subsidiary trusts	61,858	61,858	61,858	61,858
Interest bearing liabilities	2,262,988	2,216,684	2,275,427	2,223,187
Stockholders’ Equity	$207,291	$187,490	$208,161	$189,710

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[2]	Securities exclude mark-to-market adjustment required by FASB No. 115.

[3]
Loans are net of both the unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

	Consolidated Balance Sheet Data
	at June 30,
	2006	2005
	(000's)
Commercial (time and demand) loans	$163,377	$171,296
Construction and land development loans	389,765	416,067
Commercial mortgages	574,089	585,456
Residential mortgages	282,639	257,150
Home equity loans	78,925	79,279
Personal installment loans	1,598	1,676
Credit card loans	6,849	6,511
Other loans	3,340	2,819
Deferred commitment fees	2,312	3,187
Intangibles	3,216	4,462
Goodwill	1,380	1,380
Nonaccrual loans	8,983	5,229
Restructured loans	129	134
Reserve for unfunded loan commitments and standby letters of credit[4]	1,001	627
Non-interest bearing deposits	308,966	348,078
Interest bearing deposits	1,557,773	1,549,439

	Consolidated Income Statement Data for the
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
		(000's)
Interest income - tax equivalent	$86,586	$77,848	$44,085	$40,078
Net interest income - tax equivalent	47,511	48,038	23,504	24,501
Deposit service charges	1,663	1,831	834	927
Other income	1,901	1,875	773	952
Salaries and employee benefits expense	16,264	16,589	8,000	8,268
Occupancy and equipment expense	3,890	3,862	1,942	1,812
Advertising and business development expense	1,275	1,170	673	595
Professional fees expense	774	1,138	401	470
Communications expense	643	668	297	327
Stationery and printing expense	296	313	143	152
Amortization of intangibles	561	576	276	285
Other expense	2,055	2,016	1,058	1,079
Net charge-offs (recoveries)	316	(7)	189	27

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[4]	The reserve for standby letters of credit of $0.4 million in 2005 was included in the allowance for loan losses.